UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  August 8, 2007

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road

Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements and Related Audit Report or Completed Interim Review.

On August 8, 2007, the Audit Committee of the Board of Directors of Aspyra, Inc. (the “Company”) approved the recommendation of management that the consolidated financial statements included in the Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 should be restated to correct an inadvertent error in recording deferred service revenues and the accrual of accounting fees for services performed during the quarter ended March 31, 2007.

The error resulted in the net loss for the quarter ended March 31, 2007 being understated by approximately $379,000. As a result of the restatement, the net loss for the quarter ended March 31, 2007 has been increased from $936,591, or basic and diluted loss per share of $.09, to $1,315,257, or basic and diluted loss per share of $.12.

In light of this error, the Company’s previously filed financial statements and other financial information for the quarter ended March 31, 2007 should no longer be relied upon. Accordingly, the Company will file an amended Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2007, reflecting the restated financial statements, as soon as possible.

These errors were discovered by management during a routine internal analytical review of the general ledger accounts.    The Audit Committee and the Company have discussed this matter with the Company’s independent registered public accounting firm. As a result of the restatement, the Company’s management has concluded that a material weakness in the Company’s internal controls over financial reporting existed as of March 31, 2007. The Company has adopted new and enhanced processes and procedures to ensure the future integrity of our control process and the reliability of our financial reporting, which will be discussed in more detail in the Company’s amended quarterly report on Form 10-QSB/A in connection with the restatement of the affected financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 10, 2007	Aspyra, Inc.

/s/ Steven M. Besbeck
Steven M. Besbeck
President and Chief Executive Officer